EXHIBIT 5.1

Allen & Overy LLP Apollolaan 15 1077AB, Amsterdam The Netherlands Tel +31 20 674 1000 Fax +31 20 674 1111

AVG Technologies N.V.

Gatwickstraat 9-39

1043 GL, Amsterdam

The Netherlands

Date:	12 January 2012
Our ref.	AVG Technologies N.V. 0083995-0000011
Subject	AVG Technologies N.V.—Exhibit 5.1 Legal Opinion

Dear Madam, Dear Sir,

1.	Introduction

(a)	We have acted as Dutch counsel to AVG Technologies N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands and having its official seat in Amsterdam, the Netherlands (the Issuer) in connection with its Registration Statement filed with the SEC under the Securities Act, with respect to the registration by the Issuer of up to 9,200,000 Ordinary Shares, comprising the sale by the Issuer of up to 4,000,000 Ordinary Shares (the Issue Shares), the sale by certain shareholders of the Issuer (the Selling Shareholders) of up to 4,000,000 Ordinary Shares and the sale by certain of the Selling Shareholders of up to 1,200,000 Ordinary Shares to cover the over-allotment option as described in the Registration Statement (together, the Offer Shares and the Offering, respectively), to the underwriters pursuant to an underwriting agreement (the Underwriting Agreement) by and between the Issuer, the Selling Shareholders and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Goldman, Sachs & Co., as representatives of several underwriters.

(b)	In addition to the terms defined in the body of this opinion, certain terms used in this opinion are defined in Annex 1.

2.	Opinion limited to the laws of the Netherlands

This opinion is limited to the laws of the Netherlands in effect on the date of this opinion. It, and all terms used in it, are to be construed in accordance with the laws of the Netherlands in force on the date of this opinion. We do not assume any obligation to advise you (or any other person entitled to rely on this opinion) of subsequent changes in or to the laws of the Netherlands or in the interpretation thereof.

3.	Scope of Inquiry

(a)	For the purpose of this opinion we have examined and relied on the documents listed in Annex 2 (the Documents).

(b)	In addition, we have obtained the following confirmations on the date of this opinion:

(i)	confirmation by telephone from the Chamber of Commerce that the Trade Register Extract is up to date;

(ii)

(A)	confirmation by telephone from the court registry of the District Court of the place where the Issuer has its corporate seat, derived from that Court’s Insolvency Register; and

(B)	confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;

in each case that the Issuer is not registered as being subject to Insolvency Proceedings.

(c)	We have not examined any document, and do not express an opinion on, or on any reference to, any document other than the Documents. Our examination has been limited to the text of the Documents and we have not investigated the meaning and effect of any document governed by a law other than the laws of the Netherlands under that other law.

4.	Assumptions

For the purposes of this opinion, we have assumed:

(a)	the genuineness of the signatures on the Documents, the authenticity and completeness of the Documents submitted to us as originals, and the conformity to the original documents of any Documents submitted to us as drafts, copies or translations (whether in electronic or hard format);

(b)	that each confirmation referred to in this opinion is true and that each corporate resolution included in the Documents has not been revoked;

(c)	that the Registration Statement will have been filed with the SEC in the form referred to in this opinion;

(d)	that the draft deed of issuance, the draft pricing committee resolutions and the draft Underwriting Agreement included in the Documents will be executed in the form reviewed by us for the purpose of this opinion;

(e)	that:

(i)	the shareholders register of the Issuer included in the Documents accurately reflects the ownership of, and security interests, attachments and other encumbrances over, the issued share capital of the Issuer; and

(ii)	the Trade Register Extract, and the factual confirmations contained in the corporate resolutions included in the Documents, accurately and completely reflect the matters purported to be evidenced thereby;

(f)	that any foreign law which may apply with respect to any of the Documents or the transactions contemplated thereby does not affect this opinion;

(g)	in respect of the Offer Shares outstanding prior to the issuance of the Issue Shares, that the nominal amount of those shares and any agreed share premium was paid; and

(h)	that closing of the Offering will occur no later than 28 February 2012.

5.	Opinion

Based on and subject to the assumptions and qualifications set out in this opinion, and to matters of fact, documents or events not disclosed to us, we express the following opinions:-

(a)	Status

The Issuer was duly incorporated under the laws of the Netherlands as a cooperative (coöperatie) and, as at the date of this opinion, validly exists as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands.

(b)	Issued share capital

(i)	The Offer Shares outstanding prior to the issuance of the Issue Shares have been duly authorized and validly issued, are fully paid and non-assessable. [1]

(ii)	The Issue Shares have been duly authorised and, upon the valid execution of the deeds of issue included in the Documents and upon payment in full for the Issue Shares in accordance with the provisions of the Issuer’s articles of association, the Deeds of Issue and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

(iii)	The statutory pre-emption rights in relation to the Issue Shares have been validly excluded.

6.	Qualifications

The opinions expressed above are subject to the following qualifications:-

(a)	Registration in, and deregistration from, a shareholders register is not a constitutive requirement under the laws of the Netherlands for (i) authorisation, creation, issue, transfer, cancellation or redemption of shares in the capital of a company or (ii) the creation of any lien, claim or other encumbrance, including without limitation a right of pledge or a right of usufruct with respect to shares; consequently, there is no way of verifying conclusively whether the information contained in a shareholders register is accurate.

(b)	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(c)	A confirmation derived from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

[1]	There is no equivalent of the term "non-assessable" under the laws of the Netherlands. For the purposes of this opinion, the term “non-assessable” means that the holder of a share will not, by reason only of the holding of that share, be subject to assessments or calls for payment on that share by the relevant issuing company or its creditors that is in addition to the amount required for the share to be fully paid.

7.	General

(a)	This opinion is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it, and may only be relied upon in connection with transactions contemplated by the Registration Statement.

(b)	This opinion is given subject to, and may only be relied upon on, the express conditions that:

(i)	Allen & Overy LLP is the exclusive party issuing this opinion and only Allen & Overy LLP shall have any liability in connection with this opinion;

(ii)	this opinion and all liability and other matters relating to this opinion shall be governed exclusively by the laws of the Netherlands, and the courts of the Netherlands shall have exclusive jurisdiction to settle any dispute relating to this opinion; and

(iii)	where legal concepts are expressed in English followed by the Dutch term in brackets, the Dutch term prevails.

(c)	We consent to:

(i)	the filing of this opinion as an exhibit to the Registration Statement; and

(ii)	under the heading “Legal Matters” in the prospectus included in the Registration Statement, the reference to Allen & Overy LLP as having given this opinion,

provided in each case that, in giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under it.

Yours faithfully,

/s/ Allen & Overy LLP
Allen & Overy LLP

ANNEX 1

DEFINITIONS

In this opinion:-

Chamber of Commerce means the Chamber of Commerce and Industry (kamer van koophandel en fabrieken) of the place where the Issuer has its corporate seat.

Insolvency Proceedings means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

Ordinary Shares means ordinary shares in the capital of the Issuer having a nominal value EUR 0.01 per share.

Registration means the registration of the Offer Shares with the SEC under the Securities Act.

Registration Statement means an e-mailed copy received by us on the date of this opinion of the registration statement on Form F-1 in relation to the Registration (but excluding any documents incorporated by reference in it and any exhibits to it).

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Trade Register Extract means an electronic copy of the Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated on the date of this opinion.

ANNEX 2

DOCUMENTS

1.	A draft of the Underwriting Agreement dated 10 January 2012

2.	The Trade Register Extract

3.	A copy of the deed of incorporation (akte van oprichting) of AVG Holding Coöperatief U.A. dated 3 March 2011

4.	A copy of the deed of amendment of the articles of association of the Issuer dated on or about the date of this opinion (the New Articles of Association)

5.	A copy of the shareholders’ register of the Issuer

6.	The Registration Statement

7.	A copy of the merger proposal dated 30 September 2011

8.	A copy of the deed of proceedings in a meeting of AVG Holding Coöperatief U.A. to approve and resolve to enter into a legal merger (juridische fusie) between AVG Holding Coöperatief U.A. and AVG (as defined below)

9.	A copy of the deed of proceedings in a meeting of AVG Technologies N.V., registered in the Trade Register of the Chamber of Commerce of Amsterdam under number 814720857 (AVG) to approve and resolve to enter into a legal merger between AVG Holding Coöperatief U.A. and AVG

10.	A copy of the members resolution and power of attorney of AVG Holding Coöperatief U.A. among other things resolving to convert the cooperative into a public company with limited liability (naamloze vennootschap), and to appoint persons to the management board and to the supervisory board.

11.	A copy of the unanimous written resolution of the supervisory board of AVG to approve the merger proposal and the merger between AVG Holding Coöperatief U.A. and AVG

12.	A copy of the deed of no opposition of the District Court of Amsterdam

13.	A copy of the deed of merger

14.	A copy of the deed of conversion and amendment

15.	A copy of the written resolutions of the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Issuer approving, among other things, the confirmation of appointment and establishment of remuneration of members of the supervisory board, the confirmation of appointment and establishment of remuneration of members of the management board, resolving to delegate the power to issue ordinary shares and to limit or exclude statutory pre-emptive rights to the management board subject to the approval of the supervisory board of the Issuer, and resolving to adopt the New Articles of Association

16.

A copy of the written resolutions of the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Issuer approving, among other things, the Offering, the Registration Statement and the entering into of the Underwriting Agreement, and, in connection with the

Offering, resolving to delegate the power to issue ordinary shares and to limit or exclude statutory pre-emptive rights to the management board

17.	A copy of the unanimous written resolutions of the management board of the Issuer approving, among other things, the Offering, the Prospectus, the management board by-laws, the dividend policy, the insider trading rules, and the code of conduct and the whistleblower policy

18.	A copy of the unanimous written resolution of the supervisory board of the Issuer approving, among other things, the Offering, the Registration Statement, the supervisory board by-laws, the management by-laws, the insider trading rules, the code of conduct, the whistleblower policy, the terms of reference of the supervisory board committees, the dividend policy, and resolving to establish certain supervisory board committees

19.	A draft of the unanimous written resolution of the pricing committee of the Issuer resolving to issue the Issue Shares and to exclude the statutory pre-emptive rights relating to the Issue Shares

20.	A draft of the private deed of issuance (onderhandse akte van uitgifte) in relation to the Issue Shares